March 17, 2014

U.S. Securities and Exchange Commission

Office of the Chief Accountant

450 fifth Street, NW

Washington, DC 20549

RE: The Engraving Masters, Inc.

       File No. 000-52942

       Change in Certifying Accountant

Dear Sir or Madam:

The firm of Samyn & Martin, LLC (formerly known as Weaver Martin & Samyn, LLC) was previously principal certifying accountant for The Engraving Masters, Inc. (the “Company”) and reported on the financial statements of the Company for the year ended December 31, 2012.  We have read Item 4.01 of Form 8-K of the Company and agree with the statements concerning our Firm contained therein.

Very Truly Yours

/s/ Samyn & Martin, LLC

411 Valentine Road, Suite 300

Kansas City, Missouri 64111